Exhibit 10.33

AMENDMENT TO SEVERANCE PAY AND CHANGE IN CONTROL AGREEMENT

HEALTH CARE INSURANCE

Bette J. Floray

This Amendment to Severance Pay and Change in Control Agreements dated as of June 25, 2002, is made by and between PACIFIC NORTHWEST BANCORP and its subsidiary, PACIFIC NORTHWEST BANK (individually and collectively referred to as “Company”), and the undersigned executive vice president of the Company (“Executive”), who agree as follows:

1.             The Severance Pay Agreement and the Change in Control Agreement  (individually and collectively, the “Severance/Change in Control Agreements”) previously entered into by Bank or its predecessor with Executive are hereby supplemented and amended to include the following provision with respect to health care insurance coverage:

In addition to any Severance Pay and Change in Control payments due to Executive pursuant to the Severance/Change in Control Agreements, Company shall pay all premiums for the continuation of health care coverage benefits to Executive and his or her covered spouse and dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to eighteen (18) months after the termination of Executive’s employment with Company or its successor (including employment with any parent company or subsidiary under common control with Company or its successor) provided Executive was not terminated by such employer for cause (as defined in section 8.3 of the Severance Pay Agreement and in section 4.4 of the Change in Control Agreement between Company and Executive) in the event that either: (a) a Change of Control, as defined in section 6.2 of the Severance Pay Agreement or a Change in Control, as defined in section 3 of the Change in Control Agreement occurs and Executive does not continue to be employed by Company or its successor (including employment with any parent company or subsidiary under common control with Company or its successor) for more than thirty (30) months after the closing of the transaction, or (b) upon the retirement of Executive if, on the date of retirement, Executive is at least sixty (60) years of age and has been employed by Company and/or its successor (including employment with any parent company or subsidiary under common control with Company or its successor) for at least five (5) years.

2.             This agreement shall be binding upon the parties and their successors, heirs and assigns. This agreement shall be governed by the laws of the State of Washington.

3.             This agreement may be executed in counterparts, all of which together shall constitute one agreement.

4.             Except as expressly modified hereby, the terms and provisions of the Severance/Change in Control Agreements shall continue and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this agreement to be effective as of the date stated above.